Exhibit 99.7

CONSENT OF GREENHILL & CO., LLC

We hereby consent to the inclusion of our opinion letter, dated January 23, 2015, to the Board of Directors of MeadWestvaco Corporation (“MWV”) as Annex F to, and to the description of such opinion and to the references to our name under the headings “SUMMARY – Opinions of MWV’s Financial Advisors”, “ROCKTENN PROPOSAL 1 AND MWV PROPOSAL 1: THE ADOPTION OF THE COMBINATION AGREEMENT – Background of the Merger”, “ROCKTENN PROPOSAL 1 AND MWV PROPOSAL 1: THE ADOPTION OF THE COMBINATION AGREEMENT – MWV’s Reasons for the Combination; Recommendation of the MWV Board of Directors ” and “ROCKTENN PROPOSAL 1 AND MWV PROPOSAL 1: THE ADOPTION OF THE COMBINATION AGREEMENT – Opinions of MWV’s Financial Advisors – Greenhill & Co., LLC”, in the proxy statement/prospectus, submitted for filing on May 15, 2015, relating to the proposed transaction involving MWV and Rock-Tenn Company (“RockTenn”), which proxy statement/prospectus is a part of Amendment No. 3 to the Registration Statement on Form S-4 of WestRock Company. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder. Additionally, such consent does not cover any future amendments to the Registration Statement.

[Signature page follows]

GREENHILL & CO., LLC

New York, New York
Date: May 15, 2015	By:	/s/ Richard J. Lieb
Name: Richard J. Lieb Title: Managing Director

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